                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            GRC INTERNATIONAL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           CILLUFFO ASSOCIATES, L.P.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

                           CILLUFFO ASSOCIATES, L.P.
                          160 Broadway, East Building
                              New York, NY 10038

                                                               October 22, 1999

                  IT'S TIME FOR A CHANGE AT GRC INTERNATIONAL

Dear Fellow GRC International Stockholder:

   Cilluffo Associates owns approximately 14% of the common shares of GRC International, Inc., which makes us the Company's second largest stockholder. We are long-term owners of the Company, having first purchased GRC shares ten years ago in 1989. Frank J.A. Cilluffo has been a member of the Company's Board of Directors since 1996. General Edward C. Meyer (Ret.), a managing general partner of our firm, was a director from 1992 to 1998.

   We, like many of you, have been severely disappointed with the Company's performance. We are writing to offer you - the owners of GRC - a choice as to who would best serve your interests on the Board. We seek your support of our director-nominees, who are running in opposition to the current Board's candidates at the November 15 Annual Meeting. Enclosed is a BLUE proxy card which can be used to support the Cilluffo nominees.

   Please consider the following:

                     PERFORMANCE AND CORPORATE GOVERNANCE

  . A $100 investment made on June 30, 1994 in the S&P 500 Index and the S&P
    Technology 500 would have grown to $309 and $635, respectively, by June 30, 1999. In marked contrast, the same investment in GRC International DECLINED to $71 during the same period!

  . Between June 30, 1998 and June 30, 1999, the S&P 500 Index increased 23% and the S&P Technology 500 increased 65%. GRC shares DECLINED 17% during this period.

  . Regarding corporate governance matters, two shareholder proposals regarding the elimination of the Company's "poison pill" and the declassification of the Board of Directors received a majority of the votes cast at the 1998 annual meeting. Yet the Company chose not to follow the expressed wishes of its owners. Instead, the Board amended the poison pill to accelerate the termination date to August 31, 2000, and reserved the right to implement a new pill without shareholder approval. The Board also flatly rejected the proposal to declassify the Board.

  . The Board has further demonstrated disregard for its shareholders' votes by stating that, if the shareholders do not reelect both of its director-nominees, the Board may nevertheless put a director-nominee ousted by vote of the shareholders back on the Board. Cilluffo Associates would be adamantly opposed to such an action by the Board, which we believe would counteract the shareholders' right to elect directors.

   We believe the Board should be more responsive to the wishes of its owners!

                EXCESSIVE MANAGEMENT COMPENSATION AND EXPENSES

   You should know that your management has disclosed that it plans to spend $500,000 of shareholder funds - your money - fighting us and our initiative to let shareholders decide who shall serve on the Board. Cilluffo Associates is spending its own money - and less than $500,000 - to provide you, in the best traditions of corporate democracy, with a genuine choice of directors.

 JUDGE FOR YOURSELF WHETHER JOE WRIGHT AND GARY DENMAN SHOULD BE RE-ELECTED TO
                                 THE GRC BOARD

   We also believe management receives compensation that is excessive in relation to the value delivered for shareholders.

  . Consider that when Gary L. Denman became CEO on July 1, 1998, he was awarded a salary of $330,000, plus a bonus equal to 2% of consolidated net income. In FY 99 this would have resulted in a bonus of $182,620, but he received, on top of that, an additional $68,500 as an adjustment to his negotiated contract.

  . Furthermore, Mr. Denman's bonus is directly affected by the net income of acquisitions - even if they are dilutive or non-accretive to earnings per share.

  . Finally, Mr. Denman was the Company's Chief Operating Officer from March
    1995 to June 1998, a time when the Company performed extremely poorly.

  . Since Joseph R. Wright, Jr. became GRC's Chairman, he has received special compensation as a non-executive chairman at levels unprecedented in the Company's history.

  . For example, in his first year as Chairman, in addition to his normal director fees, Mr. Wright received 150,000 stock options. In his second and third years as Chairman, he received $100,000 and $200,000, respectively (payable at his election in cash, stock or stock options).

  . Combined, Mr. Wright has accumulated benefits now worth more than $1,000,000 (based on recent GRC stock prices) since becoming non-executive chairman in 1997.

  . We also urge you to look at Mr. Wright's compensation and record at AmTec, Inc., where he has been chairman since 1995 and chairman, president and CEO since 1996. In 1996, according to AmTec securities filings, the high bid for AmTec's stock price was $9.125 per share. On October 20, 1999, it closed at $1.00 per share.

   According to AmTec's 1999 proxy statement:

  . Its stock price declined approximately 85.6% from FY 96 to FY 98.

  . Yet Mr. Wright's AmTec compensation grew from $143,750 in 1996, to
    $256,250 in 1997 and to $392,967 plus a $50,000 bonus in 1998 (plus
    $30,000 in each of those years for personal tax and accounting expenses). In addition, Mr. Wright received stock options for 3,000,000 shares in 1996 and stock options for an additional 3,000,000 shares in 1997, plus a stock award valued at $281,250 in 1997.

  . In 1999, AmTec is paying Mr. Wright $450,000, plus a 100,000 share stock grant plus an option to acquire an additional 200,000 shares.

   Ask yourself: is this a director who is aligned with shareholder interests? Is this a director you want representing your interests on the GRC Board?

                       OUR NOMINEES ARE HIGHLY QUALIFIED

   Cilluffo Associates has formed an outstanding slate of seasoned, highly qualified nominees to serve on the GRC Board. We believe their professional and business credentials are unsurpassed and provide you with a genuine choice for change. We ask you to examine the relevant facts and to judge for yourself.

   Cilluffo Associates supports the following candidates for the two Board seats currently open:

  . Neal B. Freeman--the Chairman and CEO of The Blackwell Corporation and a director of COMSAT Corporation.

  . Richard N. Perle--a consultant and a Resident Fellow of the American
    Enterprise Institute's Commission of Future Defenses. From 1981 to 1987, Mr. Perle was Assistant Secretary of Defense for International Security Policy.

   If the class of directors to be elected is expanded to three, Cilluffo Associates would also support the following nominee:

  . Guy P. Wyser-Pratte--President of Wyser-Pratte & Co., Inc., a money management firm and a leading corporate governance activist. He is a director of COMSAT Corporation and a member of the Council on Foreign Relations.

   Cilluffo Associates nominated 3 candidates because, at the time of our nominations in August 1999, there were 3 seats in the class of directors to be elected. The Board subsequently reduced the class to be elected to 2 seats, effective at the 1999 Annual Meeting. Cilluffo Associates has not withdrawn any of our nominees because, if the class of directors for election were increased to three again before the annual meeting, we want to make certain that we have a nominee for every open Board seat. Further details of our nominees' backgrounds can be found in our enclosed proxy statement which we urge you to read carefully in its entirety.

               TIME IS SHORT. THE ANNUAL MEETING IS NOVEMBER 15.
                       VOTE YOUR BLUE PROXY CARD TODAY!

   We appreciate your consideration of our platform and director nominees. The annual meeting, scheduled for November 15 is quickly approaching. Please vote your enclosed BLUE proxy card in support of the Cilluffo nominees. Please do so today!

   Remember--even if you have already voted in favor of management's nominees, you have every legal right to change your vote in support of the Cilluffo nominees. Only your latest-dated proxy card will count in the final tally.

   If you have questions, or need assistance with your vote, please contact MacKenzie Partners, Inc., which is assisting Cilluffo Associates with this proxy contest, toll-free at (800) 322-2885.

                                          Sincerely,

                                             Frank J.A. Cilluffo
                                             Managing General Partner